As filed with the Securities and Exchange Commission on May 6, 2019

Registration No. 333-122302
Registration No. 333-142284
Registration No. 333-164656
Registration No. 333-184136
Registration No. 333-193783
Registration No. 333-219792
Registration No. 333-224648

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 TO FORM S-8 Registration No. 333-122302
Post-Effective Amendment No. 2 TO FORM S-8 Registration No. 333-142284
Post-Effective Amendment No. 2 TO FORM S-8 Registration No. 333-164656
Post-Effective Amendment No. 2 TO FORM S-8 Registration No. 333-184136
Post-Effective Amendment No. 1 TO FORM S-8 Registration No. 333-193783
Post-Effective Amendment No. 1 TO FORM S-8 Registration No. 333-219792
Post-Effective Amendment No. 1 TO FORM S-8 Registration No. 333-224648

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATTUNITY LTD.
(Exact name of registrant as specified in its charter)

State of Israel (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

16 Atir Yeda Street
Atir Yeda Industrial Park, Kfar Saba 4464321, Israel
(Address of principal executive offices and zip code)

Attunity Ltd. Year 2001 Stock Option Plan
Attunity Ltd. - The 2003 Israeli Share Option Plan
Attunity Ltd. 2012 Stock Incentive Plan
(Full title of the Plan)

Dror Harel-Elkayam
Chief Financial Officer and Secretary
Attunity Inc.
70 Blanchard Road
Burlington, Massachusetts 01803
(Name and address of agent for service)

(781) 730-4070
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

COPIES TO:

Howard E. Berkenblit, Esq. Oded Har-Even, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Telephone: 617-338-2800 Facsimile: 617-338-2880	Ido Zemach, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel-Aviv 6789141, Israel Telephone: +972-3-608-9999 Facsimile: +972-3-608-9855

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This filing (the “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Attunity Ltd., a corporation incorporated under the laws of the State of Israel (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-122302 filed with the SEC on January 26, 2005, pertaining to the registration of 4,038,396 Ordinary Shares, par value NIS 0.1 per share (“Ordinary Shares”), under the Company’s Year 2001 Stock Option Plan (the “2001 Plan”) and the 2003 Israeli Share Option Plan (the “2003 Plan”).

•	Registration Statement No. 333-142284 filed with the SEC on April 23, 2007, pertaining to the registration of 800,000 Ordinary Shares under the Company’s 2001 Plan and the 2003 Plan.

•	Registration Statement No. 333-164656 filed with the SEC on February 3, 2010, pertaining to the registration of 1,500,000 Ordinary Shares under the Company’s 2001 Plan and the 2003 Plan.

•	Registration Statement No. 333-184136 filed with the SEC on September 27, 2012, pertaining to the registration of 866,026 Ordinary Shares under the Company’s 2001 Plan and the 2003 Plan.

•
Registration Statement No. 333-193783 filed with the SEC on February 6, 2014, pertaining to the registration of 1,130,088 Ordinary Shares under the Company’s 2012 Stock Incentive Plan (the “2012 Plan”).

•
Post-Effective Amendment No. 1 to Registration Statements Nos. 333-122302, 333-142284, 333-164656, and 333-184136, filed with the SEC on June 3, 2014, relating to the resale of control securities to be acquired by the selling shareholder of 180,000 Ordinary Shares under the Company’s 2001 Plan and the 2003 Plan.

•	Registration Statement No. 333-219792 filed with the SEC on August 8, 2017, pertaining to the registration of 1,603,101 Ordinary Shares under the Company’s 2012 Plan.

•	Registration Statement No. 333-224648 filed with the SEC on May 3, 2018, pertaining to the registration of 1,598,211 Ordinary Shares under the Company’s 2012 Plan.

On February 21, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with QlikTech International AB, a company organized under the laws of the State of Sweden (“Parent”), Joffiger Ltd., a company organized under the laws of the State of Israel and a wholly‑owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of certain specified provisions of the Merger Agreement, Project Alpha Intermediate Holding, Inc., a Delaware corporation, and Qlik Technologies, Inc., a Delaware corporation. Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing after the Merger as the surviving company and a wholly-owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its Ordinary Shares pursuant to each of the Registration Statements under the Securities Act of 1933, as amended. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any Ordinary Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date hereof, if any, and terminates the effectiveness of each of the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Kfar Saba, State of Israel, on the 6th day of May, 2019.

ATTUNITY LTD.

By:	/s/ Dror Harel-Elkayam
Name: Dror Harel-Elkayam Title: Chief Financial Officer and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.